Exhibit 10.2

NOTICE OF GRANT
	Participant:	Gregg Lowe
Company:	Award Number:	40
Cree, Inc.	Award Plan:	2013 Long-Term Incentive Compensation Plan
4600 Silicon Drive	Award Type:	Performance Units
Durham, NC 27703	Grant Date:	September 27, 2017
Tax I.D. 56-1572719	Performance Period:	June 26, 2017 through June 24, 2018

Dear Mr. Lowe:
I am pleased to inform you that Cree, Inc. (the “Company”) has awarded Performance Units to you effective September 27, 2017 (the “Grant Date”). This award is subject to and governed by the terms of the Cree, Inc. 2013 Long-Term Incentive Compensation Plan (the “Plan”), the terms of the Change in Control Agreement between you and the Company dated September 22, 2017 (the “Change in Control Agreement”), the terms of the Master Performance Unit Award Agreement between you and the Company, and this Notice of Grant.

The amount payable to you pursuant to your Performance Units will be determined as the result of A x B x C x D, where:

•	A equals your Base Salary;

•	B equals your Target Award Level;

•	C equals the Performance Measurement; and

•	D equals the number of days you were employed by the Company during the 2018 fiscal year divided by 365.
Provided that, the amount payable pursuant to this award will be no less than A x B x D, so long as you present strategic and operational plans to the Company’s Board of Directors prior to the end of the 2018 fiscal year.

For purposes of the foregoing, except as expressly provided otherwise in this Notice of Grant, “Base Salary” shall refer to your annual base salary in effect on the date hereof, unless your annual base salary changes after the first fiscal quarter. If your annual base salary changes after the first fiscal quarter, “Base Salary” will mean the weighted average annual base salary for the Performance Period determined by multiplying each annual base salary in effect during the Performance Period by a fraction, the numerator of which is the number of calendar days in the Performance Period on which such annual base salary was in effect and the denominator of which is the number of calendar days in the Performance Period. However, if you are on a leave of absence (other than a leave of absence where you continue to be paid your full base salary through the Company’s payroll system, except payments received under the Company’s short-term disability income protection plan), for all or part of the Performance Period, your Base Salary will be reduced proportionately to equate to the base salary applicable to the number of calendar days you were not on a leave of absence during the Performance Period.

For purposes of the foregoing, your “Target Award Level” is one hundred forty percent (140%) of your Base Salary.

For purposes of the foregoing, the “Performance Measurement” is a percentage between 0% and 200% determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) after assessing the Company’s performance against FY18 revenue and non-GAAP operating income targets.

Prior to or at the time of issuance of this Notice of Grant, you will receive one or more schedules (collectively, the “Schedule”) showing the Performance Measurement levels for revenue and non-GAAP operating income targets for the Performance Period. The Performance Measurement for the Performance Period will be 0% unless the minimum non-GAAP operating income target is achieved.  Provided that the minimum non-GAAP operating income target is achieved, the Performance Measurement for the Performance Period will be determined by averaging the Performance Measurement levels associated with actual revenue and non-GAAP operating income results for the Performance Period, rounded to the nearest whole percentage.

Except as provided in the Company's Severance Plan for Section 16 Officers, if such plan is then in effect, and except as provided below with respect to your death or LTD Disability (as defined in the Change in Control Agreement between you and the Company dated September 22, 2017 (the "Change in Control Agreement")) or a Change in Control (as defined in Section 9(e) of the Change in Control Agreement), (i) you must be continuously employed by the Company as the Company's Chief Executive Officer and President through the last day of the Performance Period to have a right to payment of your Performance Units, (ii) your Performance Units will not be considered earned until the last day of the Performance Period, and (iii) if you terminate employment with the Company prior to the last day of the Performance Period, with or without cause, you will forfeit your Performance Units.

After the end of the Performance Period, your actual Performance Measurement will be determined as follows:

Step 1:
The Committee will, in good faith and in its sole discretion, determine the Company’s actual revenue and non-GAAP operating income results for the Performance Period (the “Results,” each a “Result”) using competent and reliable information, including but not limited to audited financial statements, if available.

Step 2:
The Committee will determine the Performance Measurement for the Performance Period by averaging the Performance Measurement levels on the Schedule that corresponds to each Result, rounded to the nearest whole percentage. However, in the event a Change in Control occurs during the Performance Period, the percentage for each Result will be no less than 100%.

In connection with the Committee’s determination of the annual revenue and non-GAAP operating income results for the Performance Period, the Committee shall (without limiting its authority to apply negative discretion as provided above) make adjustments that eliminate the effect of any changes or events (each a “Change”) that occur during such Performance Period and that were not fully anticipated and/or accurately incorporated into the financial calculations when the performance targets were determined, where (a) making the adjustment will improve performance results, and (b) the Change has a material effect on results under a performance target (determined consistently with past practice), and (c) the Change comes within one or more of the following categories (determined consistently with past practice, to the extent applicable): (1) changes in corporate or capital structure, including but not limited to debt or equity offerings, mergers, acquisitions or divestitures; or (2) other unusual or nonrecurring events.

If prior to settlement of your Performance Units, the Company terminates your employment on account of your LTD Disability or you die, you or your beneficiary will receive payment under your Performance Units as otherwise determined in accordance with this Notice of Grant as if you had remained employed through the payment date for your Performance Units. However, in such event your Base Salary will be proportionally reduced based on the number of calendar days you were employed by the Company and not otherwise on leave of absence as provided above during the Performance Period.

If there is a Change in Control and you remain continuously employed by the Company through the end of the Performance Period, but your employment terminates In Connection with a Change in Control upon or after the end of the Performance Period but prior to the payment date under your Performance Units, you will be entitled to payment under your Performance Units as otherwise determined in accordance with this Notice of Grant. However, if there is a Change in Control and your employment terminates prior to the end of the Performance Period, you will not be entitled hereunder to a payment under your Performance Units. “In Connection with a Change of Control” will have the same meaning as in Section 9(j) of the Change in Control Agreement.

In general, payment under your Performance Units will be made as soon as practicable after the end of the Performance Period and, in any event, will be made no later than (i) the end of the second fiscal quarter following the end of the Performance Period or, if earlier, (ii) the 15th day of the third month after the later of the end of the Company's tax year in which the Performance Period ends or the end of your tax year in which the Performance Period ends. However, if payment becomes due under your Performance Units on account of your death or LTD Disability, payment will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which your death or LTD Disability, as applicable, occurs or the end of your tax year in which your death or termination of your employment on account of LTD Disability, as applicable, occurs. Alternatively, in the event a Change in Control occurs prior to the payment date of your Performance Units, any payment that becomes due under your Performance Units will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which the Change of Control occurs or the end of your tax year in which the Change of Control occurs.

This award is intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or any Employer under the Plan to grant you Performance Units or to provide you annual incentive compensation for the Performance Period. By signing below, you accept such award, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise. By signing below, you expressly acknowledge that you are not a participant in or entitled to a payment under the Management Incentive Compensation Plan.

Nothing in this Notice of Grant or the Master Performance Unit Award Agreement is intended to modify or amend the Change in Control Agreement, including but not limited to your right to receive the payment specified in Section 7(a) thereof in accordance with the terms and conditions of the Change in Control Agreement.

Date: September 27, 2017

For Cree, Inc.		Accepted and agreed to:

By:	/s/ Thomas H. Werner	By:	/s/ Gregg Lowe
	Thomas H. Werner		Gregg Lowe
Compensation Committee Chairman